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                                   Exhibit 4.4

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                        THE RLI CORP. KEY EMPLOYEE
                            EXCESS BENEFIT PLAN
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THIS (KEY EMPLOYEE)/RLI CORP. KEY EMPLOYEE EXCESS BENEFIT PLAN is made in duplicate at Peoria, Illinois on the Execution Date by and between RLI Corp. ("Corporation") and __________________ ("Key Employee").

                                   I. RECITALS

                         A. BACKGROUND: THE CORPORATION

The Corporation is a holding company which, through its subsidiaries, underwrites specialty property and casualty insurance, administers extended service programs, markets computers and automated practice management systems to the ophthalmic industry, distributes contact lenses and provides licensing services for agents and brokers (the "Business"), reports its income and expense on the accrual basis method of accounting, and is possessed of a fiscal year ("Accounting Year") beginning January 1.

                  B. BACKGROUND: THE ESOP AND THE KEY EMPLOYEE

The Corporation sponsors the RLI Corp. Stock Ownership Plan and Trust ("ESOP"). Prior to January 1, 1984, the Key Employee was entitled to a share of the contribution to the ESOP and an allocation of forfeitures in respect of the ESOP based upon the Key Employee's then current compensation. In determining the Key Employee's compensation, the Parties assumed that then current law would remain constant and permit a contribution to the ESOP in respect of the Key Employee without regard to any limit on the Key Employee's compensation which might be considered for purposes of computing such contribution.

Applicable law now limits the amount of the Key Employee's compensation which could be considered for ESOP purposes, thus depriving the Key Employee of the Key Employee's share of contributions attributable to compensation in excess of such limit, as may periodically be amended. The Parties desire to emulate the Key Employee's participation in the ESOP notwithstanding any limitation on the compensation of the Key Employee which may be considered for ESOP purposes.

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                        C. EXEMPTION FROM THE EMPLOYEE
                        RETIREMENT INCOME SECURITY ACT

The Corporation has established an irrevocable trust ("Trust") with an independent trustee ("Trustee") to which the Corporation may periodically transfer shares of the Corporation and other assets designed to fund the obligation of the Corporation to the Key Employee under this Plan. Notwithstanding the fact that the Plan Benefit may be satisfied from property transferred to the Trustee under the Trust, this Plan and the Plan Benefit are unfunded and are maintained primarily for the purpose of providing deferred compensation for the Key Employee. If this Plan is subject to the provisions of Title I of the Employee Retirement Income Security Act of 1974 ("ERISA"), then subject to the filing of the statement described in ERISA Labor Reg. Section 2520.104-23, this Plan shall be exempt from the participation, vesting, benefit accrual, funding and fiduciary provisions of ERISA.

                                II. AGREEMENTS

NOW, THEREFORE, the Parties agree as follows:

1.      EXCESS COMPENSATION CONTRIBUTION

The Corporation shall transfer to the Trustee assets equal to (a) the contribution which would have been made on behalf of the Key Employee to the ESOP but for the limitation imposed upon the compensation which the ESOP may consider for contribution purposes, determined as if the Key Employee did not defer any portion of the Key Employee's compensation pursuant to the RLI Corp./Executive Deferred Compensation Agreement adopted by the Corporation on August 6, 1998; plus (b) the Key Employee's share of forfeitures which would have been allocated to the Key Employee under the ESOP, but for the limitation imposed upon compensation.

The Corporation shall direct the Trustee to purchase additional shares of the Corporation with any cash dividend. The value of each share of the Corporation to be transferred shall be equal to the closing price of a share of the Corporation as of the close of the last business day of the referent Accounting Year.

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2.      DISTRIBUTION OF PLAN BENEFIT

        2.1 (a)  AMOUNT

The Corporation shall cause the Plan Benefit to be distributable to the Key Employee before the expiration of the thirty-five (35) day period beginning on the date ("Distribution Date") of the termination of the Key Employee's employment with the Corporation.

        2.1 (b)  DISTRIBUTION PERIOD

Absent a designation by the Key Employee to the contrary delivered to the Corporation more than ten (10) days prior to the Distribution Event, the Plan Benefit shall be distributed in five (5) substantially equal annual installments.

        2.1 (c)  FORM OF DISTRIBUTION

The Plan Benefit shall be distributed in the form of shares of the Corporation.

        2.1 (d)  BENEFICIARY

Absent a designation by the Key Employee to the contrary delivered to the Corporation more than ninety (90) days prior to the Distribution Event, the Plan Benefit shall be distributed to the Key Employee during the lifetime of the Key Employee.

The Key Employee may designate a beneficiary of the Key Employee's Plan Benefit. If a Key Employee fails to designate a beneficiary, the Key Employee's Plan Benefit shall be distributed to the individuals described in the following phrases after the death of the Key Employee and in the order in which each phrase appears. The Key Employee's spouse. The Key Employee's then living descendants, per stirpes. The individuals entitled to inherit the Key Employee's property under the law of the state in which the Key Employee resided immediately before the death of the Key Employee and in the proportions determined under such law.

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If a designated beneficiary dies before the Key Employee's Plan Benefit is fully distributed, the undistributed portion of the Key Employee's Plan Benefit shall be distributed to the individuals described in the following phrases and in the order in which each phrase appears. The spouse of the designated beneficiary. The then living descendants of the designated beneficiary, per stirpes. The individuals entitled to inherit the designated beneficiary's property under the law of the state in which the designated beneficiary resided immediately before the death of the designated beneficiary and in the proportions determined under those laws.

3.      GENERAL CONDITIONS

3.1     ABSENCE OF FUNDING AND CREDITOR CLAIMS

Except as otherwise provided in the following sentence, this Plan and the Plan Benefit are unfunded, are subject to the claims of the general creditors of the Corporation, may not be assigned, sold, anticipated, pledged or otherwise transferred and shall not be subject to any claim of the Key Employee, the Key Employee's spouse, their respective creditors, or their respective successors or assigns. The foregoing sentence shall not relieve the Corporation of its obligation to pay the Plan Benefit as, when and to the extent distributable pursuant to this Plan.

3.2     ADDITIONAL DOCUMENTS REQUIRED

Each Party shall execute, acknowledge and deliver such additional documents, writings or assurances as the other may periodically require so as to give full force and effect to the terms and provisions of this Plan.

3.3     AMENDMENT AND TERMINATION

Subject to the limitation expressed in the following sentence, this Plan may be altered, amended or terminated by the Corporation upon the vote of its directors other than the Key Employee. No alteration, amendment or termination of this Plan shall alter, amend or terminate any provision with respect to any Plan Benefit existent prior to the date of any such alteration, amendment or termination, which Plan Benefit shall be distributed in accordance with the terms of this Plan notwithstanding any such alteration, amendment or termination.

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3.4     BINDING EFFECT

The terms and provisions of this Plan shall be binding upon and shall inure to the benefit of the Parties and their respective successors and assigns.

3.5     CHOICE OF LAW

The laws of the State of Illinois shall govern the validity, interpretation and administration of this Plan.

3.6     COUNTERPARTS

This Plan may be executed in any number of counterparts, each of which shall be deemed an original and all of which shall constitute but one and the same instrument.

3.7     INCAPACITATED BENEFICIARY

If any beneficiary is Incapacitated, the Trustee may distribute such beneficiary's Plan Benefit to such beneficiary's parent, guardian, conservator, or to any individual with whom such beneficiary is residing without responsibility for its expenditure.

3.8     INCORPORATION BY REFERENCE; SCHEDULES

The paragraphs under the heading "I. RECITALS:" and any Schedule referred to in this Plan are a part of this Plan.

3.9     INTERPRETIVE GUIDELINES

The words and phrases set off by quotation marks in the Glossary have the meanings therein indicated. Any word or phrase which appears in this Plan in parenthesis, set off by quotation marks and capitalized has the meaning denoted by its context. Whenever the words and phrases defined either in the Glossary or elsewhere in this Plan are intended to have their defined meanings, the first letter of such word or the first letters of all substantive words in such phrase shall be capitalized. When the context permits, a word or phrase used in the singular includes the plural, and when used in any gender, its meaning also includes all genders. Captions of Sections are inserted as a matter of convenience only and do not define, limit or extend the scope or intent of this Plan or any provision hereof.

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3.10    NOTICES

Any notice, request, communication and demand hereunder shall be in writing and shall be deemed to have been duly given if delivered in person or sent by registered or certified mail, postage prepaid, to the Corporation at its principal place of business, or to such other address as the Corporation shall periodically designate by written notice, and in the case of the Key Employee, to the Key Employee's last known principal place of residence or to such other address as the Key Employee shall periodically designate by written notice.

3.11    RECEIPT AND RELEASE FOR PAYMENTS

Any payment to the Key Employee, any beneficiary or any guardian for either shall, to the extent thereof, be in full satisfaction of any claim hereunder against the Corporation. The Corporation may require the distributee, as a condition precedent to such payment, to execute a receipt and release thereof in such form as shall be determined by the Corporation.

3.12    VENUE

As a substantial portion of the duties and obligation of the Parties created hereunder are performable in Peoria, Illinois, Peoria, Illinois, shall be the sole and exclusive venue for any arbitration, litigation, special proceedings, or other proceedings as between the Parties that may be brought, or arise out of, or in connection with or by reason of this Plan.

3.13    WAIVER

The waiver by either Party of any breach of this Plan, whether in a single instance or repeatedly, shall not be construed as a waiver of rights under this Plan to terminate the same because of similar or additional breaches. Further such waiver shall not in any manner be construed as a waiver by any Party to strictly adhere to the terms and conditions of this Plan, nor as a waiver of any claim for damages or other remedy by reason of any such breach.

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4.      GLOSSARY

"Accounting Year" means the twelve (12) consecutive month period beginning January 1, which shall change as, when and to the extent the fiscal year of RLI shall change.

"Business " is defined under I.  RECITALS.

"Corporation " means RLI Corp.

"Execution Date " means the date upon which this Plan is signed by the last Party to sign this Plan.

"Parties " means the Corporation and the Key Employee.

"Plan Benefit" means the sum of (i) such number of shares of RLI owned by the Trustee in respect of the Key Employee equitably adjusted for any capital change; plus (ii) uninvested dividends in respect of (i); plus (iii) any other asset owned by the Trust in respect of the Key Employee.

                                III. EXECUTION

Dated at Peoria, Illinois as of the day and year noted above, on the Execution Date noted below.

Corporation:                               Key Employee:

RLI Corp.                                  ___________________________________
                                           Key Employee
By: ______________________________
    Its: _________________________
                                           Dated: ____________________________
Dated: ___________________________

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